Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Dan Aldridge
Director, Investor Relations
847/405-2530
daldridge@cfindustries.com

Terra Nitrogen Company, L.P. Reports Fourth Quarter
2015 Results

DEERFIELD, IL (February 17, 2016)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net earnings of $79.2 million on net sales of $151.3 million for the quarter ended December 31, 2015. This compares to net earnings of $95.0 million on net sales of $168.0 million for the 2014 fourth quarter. Net earnings allocable to common units was $46.2 million ($2.49 per common unit) and $56.5 million ($3.05 per common unit) for the 2015 and 2014 fourth quarters, respectively. Results for the fourth quarter of 2015 included an unrealized net mark-to-market loss on natural gas derivatives of $12.6 million compared to a loss of $5.5 million in the fourth quarter of 2014.

For the full year 2015, TNCLP reported net earnings of $306.9 million on net sales of $581.7 million. This compares to net earnings of $370.0 million on net sales of $648.3 million for 2014. Net earnings allocable to common units was $186.2 million ($10.06 per common unit) and $223.3 million ($12.07 per common unit) in 2015 and 2014, respectively. Results for the full year 2015 included a $23.1 million unrealized net mark-to-market loss on natural gas derivatives compared to a loss of $12.6 million for 2014. The derivative portfolio at December 31, 2015 includes natural gas derivatives that hedge a portion of 2016, 2017 and 2018 natural gas purchases.

Analysis of Results

Net sales for the fourth quarter of 2015 totaled $151.3 million, compared to $168.0 million for the fourth quarter of 2014, with lower realized selling prices in ammonia and UAN and lower sales volumes in UAN being partially offset by increased ammonia sales volumes. Ammonia and UAN selling prices were lower in the fourth quarter due to softer global ammonia demand from industrial users including phosphate production, and increased global supply availability for both products. UAN sales volume decreased 10 percent and ammonia sales volume increased 31 percent in the fourth quarter of 2015 compared to the fourth quarter of 2014. The increase in ammonia sales volumes was driven by greater supply availability resulting from unplanned UAN downtime compared to the prior year period.

Comparing the fourth quarter of 2015 to 2014, TNCLP’s:

•	Ammonia average selling prices decreased by 8 percent and UAN average selling prices decreased by 13 percent;

•	Ammonia sales volume increased by 31 percent and UAN sales volume decreased by 10 percent; and

•	Realized natural gas cost per MMBtu decreased by 35 percent.

Cash Distribution
Cash distributions depend on TNCLP’s earnings as well as cash requirements for working capital needs and capital expenditures. For the full year 2015, capital expenditures were $87.8 million as compared to $67.1 million in 2014, with the increase primarily due to plant turnaround activities. For the full year 2016, TNCLP is expected to have capital expenditures in the range of $45 million to $55 million.

TNCLP reported on February 8, 2016, the declaration of a cash distribution for the quarter ended December 31, 2015, of $2.88 per common limited partnership unit payable February 29, 2016 to holders of record as of February 18, 2016.

Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels.

During the first quarter of 2016, the company experienced an unscheduled outage for maintenance on one of the facility’s two ammonia plants, which will result in approximately one-half of the complex being shut down for approximately two months. This will result in lower ammonia and UAN production, lower sales and lower profitability during the period, which will reduce Available Cash for distributions to unitholders. Additionally, planned maintenance, capital expenditures, and turnarounds are subject to change due to delays in regulatory approvals, and/or permitting, unanticipated increases in cost, changes in scope and completion time, performance of third parties, adverse weather, defects in materials, and workmanship, labor or material shortages, transportation constraints, and other unforeseen difficulties.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP is the sole limited partner of Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets. Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and exercises full control over all of TNCLP’s business affairs.

Forward-Looking Statements
All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•	Risks related to TNCLP’s reliance on one production facility;

•	The volatility of natural gas prices in North America;

•	The cyclical nature of TNCLP’s business and the agricultural sector;

•	The global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•	Conditions in the U.S. agricultural industry;

•	Difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

•	Reliance on third party providers of transportation services and equipment;

•	The significant risks and hazards involved in producing and handling TNCLP's products against which it may not be fully insured;

•	Risks associated with cyber security;

•	Weather conditions;

•	Potential liabilities and expenditures related to environmental, health and safety laws and regulations, and permitting requirements;

•	Future regulatory restrictions and requirements related to greenhouse gas emissions;

•	The seasonality of the fertilizer business;

•	Risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•	Limited access to capital;

•	Acts of terrorism and regulations to combat terrorism;

•	Risks related to TNCLP’s dependence on and relationships with CF Industries;

•	Deterioration of global market and economic conditions;

•	Risks related to TNCLP's partnership structure and control of TNCLP’s General Partner by CF Industries;

•
Changes in TNCLP’s available cash for distribution to its unitholders, due to, among other things, changes in its earnings, the amount of cash generated by its operations and the amount of cash reserves established by its General Partner for operating, capital and other requirements;

•	The conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•	Tax risks to TNCLP's common unitholders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
# # #
Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ website, www.cfindustries.com.

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(in millions, except for units)
ASSETS
Current assets:
Cash and cash equivalents	$106.4	$113.0
Due from affiliates of the General Partner	10.4	25.2
Accounts receivable	0.8	0.4
Inventories	10.7	9.6
Prepaid expenses and other current assets	—	0.3
Total current assets	128.3	148.5
Property, plant and equipment, net	307.0	259.4
Other assets	8.4	7.9
Total assets	$443.7	$415.8
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable and accrued expenses	$23.5	$32.4
Due to affiliates of the General Partner	4.5	4.2
Other current liabilities	15.9	3.6
Total current liabilities	43.9	40.2
Other liabilities	12.8	0.7
Partners' capital:
Limited partners' interests, 18,501,576 Common Units authorized, issued and outstanding	308.5	302.7
Limited partners' interests, 184,072 Class B Common Units authorized, issued and outstanding	2.3	2.2
General Partner's interest	76.2	70.0
Total partners' capital	387.0	374.9
Total liabilities and partners' capital	$443.7	$415.8

TERRA NITROGEN COMPANY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except per unit amounts)
Net sales:
Product sales to an affiliate of the General Partner	$150.9	$167.7	$580.2	$647.1
Other income from an affiliate of the General Partner	0.2	0.2	0.6	0.6
Other income	0.2	0.1	0.9	0.6
Total	151.3	168.0	581.7	648.3
Cost of goods sold:
Materials, supplies and services	61.1	63.0	228.0	237.6
Services provided by affiliates of the General Partner	7.2	6.1	27.9	24.0
Gross margin	83.0	98.9	325.8	386.7
Selling, general and administrative services provided by affiliates of the General Partner	3.9	3.9	15.7	15.6
Other general and administrative expenses	(0.1)	—	3.2	1.1
Net earnings	$79.2	$95.0	$306.9	$370.0
Allocation of net earnings:
General Partner	$32.2	$37.6	$117.7	$143.1
Class B Common Units	0.8	0.9	3.0	3.6
Common Units	46.2	56.5	186.2	223.3
Net earnings	$79.2	$95.0	$306.9	$370.0
Net earnings per Common Unit	$2.49	$3.05	$10.06	$12.07

TERRA NITROGEN COMPANY, L.P.
SUMMARIZED OPERATING INFORMATION

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(in millions, except as noted)
Sales volume by product (tons in thousands)
Ammonia	122	93	418	331
UAN(1)	461	510	1,668	1,937

Average selling prices (dollars per ton)
Ammonia	$443	$484	$477	$456
UAN(1)	210	240	227	255

Natural gas costs:
Purchased natural gas costs (per MMBtu)(2)	$2.17	$3.88	$2.49	$4.28
Realized derivatives loss (gain) (per MMBtu)(3)	0.41	0.07	0.26	(0.25)
Natural gas costs (per MMBtu)	$2.58	$3.95	$2.75	$4.03

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(1) The nitrogen content of UAN is 32% by weight.
(2) Includes the cost of natural gas purchased during the period for use in production.
(3) Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.